Exhibit 99.1

EVgo Inc. Reports Third Quarter 2022 Results

●	Revenue grew to $10.5 million in the third quarter, representing an increase of 70% year-over-year
●	Network throughput reached 12.1 Gigawatt-hours (“GWh”) in the third quarter, an increase of 51% year-over-year
●	Ended the third quarter with 2,625 stalls in operation or under construction, and added 188 new stalls to the EVgo network during the quarter
●	Added approximately 54,000 new customer accounts, reaching approximately 498,000 overall at the end of the third quarter
●	Launched Autocharge+ nationwide, allowing drivers with compatible EVs, including many Teslas, to seamlessly initiate a charging session by simply plugging in their vehicle to an EVgo fast charger
●	Entered into new site host agreements with several national brands, including Lowe’s

Los Angeles – November 2, 2022 – EVgo Inc. (Nasdaq: EVGO) (“EVgo” or the “Company”) today announced results for the third quarter of 2022.  Management will host a conference call at 5:00 p.m. ET today to discuss EVgo’s results and other business highlights.

Revenue increased to $10.5 million in the third quarter of 2022, compared to $6.2 million in the third quarter of 2021, representing 70% year-over-year growth. Revenue growth was primarily driven by higher retail charging revenue and increased ancillary revenues and regulatory credit sales. The Company added approximately 54,000 new customer accounts, bringing the overall number of customer accounts to approximately 498,000 at quarter-end, an increase of approximately 60% year-over-year.

Network throughput increased to 12.1 GWh in the third quarter of 2022, compared to 8.0 GWh in the third quarter of 2021, representing 51% year-over-year growth.

“During the third quarter, we continued to execute on our growth plans on the back of continued electric vehicle (“EV”) adoption and market development,” said Cathy Zoi, EVgo’s CEO. “Our latest results, coupled with our expanding fleet and site host partnerships, reinforce our position as a leader in EV fast charging.  We saw continued growth across our core charging business, with strong increases in retail and rideshare throughput delivering higher revenues. We recently launched Autocharge+ nationwide, which simplifies the charging experience, as we continue to set a new bar in our rapidly expanding network.  We believe our ability to drive technological innovation and deliver new products and solutions to consumers, commercial fleets and other partners will put us at the forefront of the robust and rapidly growing EV charging market.”

Business Highlights

●	EVgo Autocharge+: In September, EVgo launched Autocharge+ nationwide at all EVgo DC fast charging locations, allowing many EV drivers (including those who drive a Tesla that can use a CCS adapter) to seamlessly initiate a charging session by simply plugging in their vehicle to an EVgo fast charger.

●	Fleet Partnerships with EVgo Optima: As an established leader in fleet electrification with a diverse portfolio of collaborations, EVgo closed a new deal with MHX Solutions, a full-service logistics operation based in California. The Company continues to leverage EVgo Optima, the Company’s smart, cloud-based software platform for commercial fleet customers, demonstrating the potential of EVgo’s technology-enabled innovation. The agreement with MHX is the Company’s first EVgo Optima deployment for a Class 8 truck.
●	Autonomous Vehicle (AV) Partnerships: EVgo signed an agreement for a new dedicated fast charging hub with an existing AV fleet partner as well as an agreement with a different partner to repurpose an existing dedicated site as the electrification needs for the space continue to grow.
●	Commercial Partnerships: EVgo’s continued leadership in EV fast charging included new site host agreements with several national brands, including Lowe’s. These partnerships underscore the acceleration of EV adoption and the need for fast charging solutions across a variety of businesses.
●	EVgo eXtend: The Company continues to see positive momentum building and managing its customers’ chargers with the EVgo eXtend program, including the Company’s nationwide partnership with the Pilot Company. During the third quarter, the Company started pre-engineering work on certain Pilot Flying J sites.
●	eXtend Workplace: During the quarter, EVgo received its first set of orders to deploy and manage L2 and DC fast charging stalls for GM employees at four different GM facilities.
●	Connect the WattsTM: EVgo launched its Connect the WattsTM National EV Charging Recognition Program, which recognizes leaders in the EV charging ecosystem who are driving progress towards enabling an all-electric future.
●	Station development: The Company ended the third quarter of 2022 with 2,625 stalls in operation or under construction. Excluding retired locations, this reflects the addition of 188 new DC fast charging stalls to its network during the quarter.
●	Active E&C Stall Development Pipeline: The Company’s pipeline grew to 4,534 stalls as of the end the third quarter of 2022 versus 2,494 at the end of the third quarter of 2021. This included the addition of Pilot Flying J stalls during the quarter.

Financial & Operational Highlights

The below represent summary financial and operational figures for the third quarter of 2022.

●	Revenue of $10.5 million
●	Network throughput of 12.1 gigawatt-hours
●	Customer account additions of approximately 54,000 accounts
●	Gross loss of ($3.2) million
●	Net loss of ($50.9) million

●	Adjusted gross profit of $2.0 million[1]
●	Adjusted EBITDA of ($22.2) million[1]
●	Cash Flows Used in Operating Activities of ($19.0) million
●	Capital Expenditures of ($133.9) million for the nine months ended September 30, 2022

1. Adjusted Gross Profit / (Loss) and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

(dollars in thousands)	Q3'22	Q3'21

Network Throughput (GWh)	12.1	8.0
Revenue	$10,509	$6,181
GAAP Gross Loss	($3,208)	($1,653)
GAAP Net Income/(Loss)	($50,922)	$23,591
Adj. Gross Profit[1]	$1,996	$1,370
Adj. Gross Margin[1]	19.0%	22.2%
Adj. EBITDA[1]	($22,175)	($14,272)

(in thousands)	Q3'22	Q3'21
Cash flows used in operating activities	($18,967)	($16,440)
Capital expenditures	($61,594)	($16,338)

1. Adjusted Gross Profit / (Loss), Adjusted Gross Margin and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with GAAP. For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

2022 Financial & Operating Guidance

EVgo is affirming its total revenue guidance and updating its other guidance ranges for full-year 2022 as follows:

●	Total revenue of $48 – $55 million
●	Network throughput of 42 – 45 GWh
●	Adjusted EBITDA of ($80) – ($85) million*

Additionally, EVgo is updating its stall target guidance.  At year-end 2022, EVgo expects to have a total of 2,800 – 3,100 DC fast charging stalls operational or under construction.

*A reconciliation of projected Adjusted EBITDA (Non-GAAP) to net income (loss), the most directly comparable GAAP measure, is not provided because certain measures, including share-based compensation expense, which is excluded from adjusted EBITDA, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For a definition of Adjusted EBITDA and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

Conference Call Information

A live audio webcast and conference call for EVgo’s third quarter 2022 earnings release will be held at 5:00 PM ET / 2:00 PM PT on November 2, 2022. The webcast will be available at investors.evgo.com, and the dial-in information for those wishing to access via phone is:

Toll Free: (888) 340-5044 (for U.S. callers)
Toll/International: (646) 960-0363 (for callers outside the U.S.)

Conference ID: 6304708

This press release, along with other investor materials, including a slide presentation and reconciliations of certain non-GAAP measures to their nearest GAAP measures, will also be available on that site.

About EVgo

EVgo (Nasdaq: EVGO) is a leader in charging solutions, building and operating the infrastructure and tools needed to expedite the mass adoption of electric vehicles for individual drivers, rideshare and commercial fleets, and businesses. Since its founding in 2010, EVgo has led the way to a cleaner transportation future and its network has been powered by 100% renewable energy since 2019 through renewable energy certificates. As the nation’s largest public fast charging network, EVgo’s owned and operated charging network features over 900 fast charging locations – currently serving over 60 metropolitan areas across more than 30 states – and continues to add more DC fast charging locations through EVgo eXtend™, its white label service offering. EVgo is accelerating transportation electrification through partnerships with automakers, fleet and rideshare operators, retail hosts such as grocery stores, shopping centers, and gas stations, policy leaders, and other organizations. With a rapidly growing network, robust software products and unique service offerings for drivers and partners including EVgo Optima™, EVgo Inside™, EVgo Rewards™, and Autocharge+, EVgo enables world-class charging experience where drivers live, work, travel and play.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target" or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding EVgo’s future financial performance, revenues, capital expenditures, chargers in operation or under construction and network throughput, EVgo’s expectation of market position and acceleration in its business due to factors including increased EV adoption; and the Company’s collaboration with partners enabling effective deployment of chargers. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of EVgo’s management and are not predictions of actual performance. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including changes or developments in the broader general market; ongoing impacts from COVID-19 on EVgo’s business, customers, and suppliers; macro political, economic, and business conditions, including inflation and geopolitical conflicts that could impact our supply chains; increased competition, including from new and existing entrants in the EV charging market; unfavorable conditions or further disruptions in the capital and credit markets and EVgo's ability to obtain additional capital on commercially reasonable terms; EVgo’s limited operating history as a public company; EVgo’s dependence on widespread adoption of EVs and increased installation of charging stations; mechanisms surrounding energy and non-energy costs for EVgo’s charging stations; the impact of governmental support and mandates that could reduce, modify, or eliminate financial incentives, rebates, and tax credits; supply chain disruptions; EVgo’s ability to expand into new service markets, grow its customer base, and manage its operations; impediments to EVgo’s expansion plans, including permitting delays; the need to attract additional fleet operators as customers; potential adverse effects on EVgo’s revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; risks related to EVgo’s dependence on its intellectual property; and risks that EVgo’s technology could have undetected defects or errors. Additional risks and uncertainties that could affect the Company’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EVgo” in EVgo’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2022, as well as its other filings with the SEC, copies of which are available on EVgo’s website at investors.evgo.com, and on the SEC’s website at www.sec.gov. All forward-looking statements in this press release are based on information available to us as of the date hereof, and EVgo does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Use of Non-GAAP Financial Measures

To supplement EVgo’s financial information, which is prepared and presented in accordance with GAAP, EVgo uses certain non-GAAP financial measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EVgo uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. EVgo believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of EVgo’s recurring core business operating results.

EVgo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing EVgo’s performance. These non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance. EVgo believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by EVgo’s institutional investors and the analyst community to help them analyze the health of EVgo’s business.

For more information on these non-GAAP financial measures, including reconciliations to the most comparable GAAP measures, please see the sections titled “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release.

Definitions of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including “Adjusted Cost of Sales,” “Adjusted Gross Profit (Loss),” “Adjusted Gross Margin,” “EBITDA,” and “Adjusted EBITDA.”  EVgo believes these measures are useful to investors in evaluating EVgo’s financial performance. In addition, EVgo uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business. EVgo believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling EVgo to evaluate and plan more effectively for the future. EVgo believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

EVgo defines Adjusted Cost of Sales as cost of sales before: (i) depreciation and amortization, (ii) share-based compensation, and (iii) reimbursement from original equipment manufacturers. Adjusted Gross Profit (Loss) is defined as revenues less Adjusted Cost of Sales. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenues. EVgo defines EBITDA as net income (loss) before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. EVgo defines Adjusted EBITDA as EBITDA plus (i) share-based compensation expense, (ii) loss on disposal of property and equipment, (iii) loss (gain) on investments, (iv) bad debt expense, (v) change in fair value of earnout liability, (vi) change in fair value of warrant liability, and (vii) certain other items that we believe are not indicative of our ongoing performance. Adjusted Cost of Sales, Adjusted Gross Profit (Loss), Adjusted Gross Margin, EBITDA, and Adjusted EBITDA are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing EVgo’s financial performance. These metrics should not be considered as alternatives to revenue, net income (loss) or any other performance measures derived in accordance with GAAP.

Reconciliations of Non-GAAP Measures

	Three Months Ended
	September 30,
(dollars in thousands)	2022	2021
Net (loss) income	$(50,922)	$23,591
Income tax expense	—	—
Depreciation	5,275	3,079
Amortization and accretion	4,428	3,335
Interest income, net	(1,628)	(22)
EBITDA	(42,847)	29,983
Share-based compensation	6,893	4,282
Loss on disposal of property and equipment	1,729	292
Loss on investments	344	143
Bad debt expense	(84)	124
Change in fair value of earnout liability	1,299	(3,695)
Change in fair value of warrant liability	10,858	(45,946)
Other	(367)	545
Adjusted EBITDA	$(22,175)	$(14,272)

Total revenue	$10,509	$6,181

GAAP cost of sales	$13,717	$7,834
Less:
Site depreciation and amortization	5,187	3,020
Share-based compensation and other	17	3
Adjusted cost of sales	$8,513	$4,811

Adjusted gross profit	$1,996	$1,370
Adjusted gross margin	19.0%	22.2%

Note: Figures may not sum due to rounding.

Financial Statements

EVgo Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2022	2021
(in thousands)	(unaudited)
Assets
Current assets
Cash and restricted cash	$300,680	$484,881
Accounts receivable, net of allowance of $773 and $718 as of September 30, 2022 and December 31, 2021, respectively	6,545	2,559
Accounts receivable, capital-build	8,957	9,621
Receivable from related party	—	1,500
Prepaid expenses	4,797	6,395
Other current assets	1,831	1,389
Total current assets	322,810	506,345
Property, equipment and software, net	264,465	133,282
Operating lease right-of-use assets	44,507	—
Restricted cash	300	300
Other assets	2,553	3,115
Intangible assets, net	63,516	72,227
Goodwill	31,052	31,052
Total assets	$729,203	$746,321

Liabilities, redeemable noncontrolling interest and stockholders’ deficit
Current liabilities
Accounts payable	$3,665	$2,946
Payables to related parties	24	—
Accrued liabilities	46,050	27,078
Operating lease liabilities, current	4,701	—
Deferred revenue, current	9,479	5,144
Customer deposits	9,797	11,592
Other current liabilities	611	111
Total current liabilities	74,327	46,871
Operating lease liabilities, noncurrent	38,326	—
Earnout liability, at fair value	3,883	5,211
Asset retirement obligations	16,478	12,833
Capital-build liability	25,617	23,169
Deferred revenue, noncurrent	20,918	21,709
Warrant liability, at fair value	33,480	48,461
Other liabilities	—	146
Total liabilities	213,029	158,400

Commitments and contingencies

Redeemable noncontrolling interest	1,548,778	1,946,252
Stockholders’ deficit	(1,032,604)	(1,358,331)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$729,203	$746,321

EVgo Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$10,509	$6,181	$27,285	$14,533
Revenue from related party	—	—	—	562
Total revenue	10,509	6,181	27,285	15,095
Cost of revenue	8,530	4,814	19,095	11,927
Depreciation and amortization	5,187	3,020	12,742	8,172
Cost of sales	13,717	7,834	31,837	20,099
Gross loss	(3,208)	(1,653)	(4,552)	(5,004)

General and administrative	32,322	20,882	89,928	46,227
Depreciation, amortization and accretion	4,516	3,394	12,535	8,448
Total operating expenses	36,838	24,276	102,463	54,675
Operating loss	(40,046)	(25,929)	(107,015)	(59,679)

Interest expense	(8)	—	(21)	—
Interest expense, related party	—	(11)	—	(1,926)
Interest income	1,636	33	2,327	34
Other (expense) income, net	(347)	(143)	(769)	489
Change in fair value of earnout liability	(1,299)	3,695	1,328	3,695
Change in fair value of warrant liability	(10,858)	45,946	14,981	45,946
Total other (expense) income, net	(10,876)	49,520	17,846	48,238
Loss (income) before income tax expense	(50,922)	23,591	(89,169)	(11,441)
Income tax expense	—	—	(22)	—
Net (loss) income	(50,922)	23,591	(89,191)	(11,441)
Less: net (loss) income attributable to redeemable noncontrolling interest	(37,704)	17,461	(66,053)	(17,571)
Net (loss) income attributable to Class A common stockholders	$(13,218)	$6,130	$(23,138)	$6,130

Net (loss) income per share to Class A common stockholders, basic	$(0.19)	0.09	$(0.33)	0.09
Net (loss) income per share to Class A common stockholders, diluted	$(0.19)	0.09	$(0.33)	0.09

Net (loss) income	$(50,922)	$23,591	$(89,191)	$(11,441)
Other comprehensive income, net of tax:
Net change in unrealized gain on available-for-sale securities	47	—	—	—
Comprehensive (loss) income	(50,875)	23,591	(89,191)	(11,441)
Less: comprehensive (loss) income attributable to redeemable noncontrolling interest	(37,669)	17,461	(66,053)	(17,571)
Comprehensive (loss) income attributable to Class A common stockholders	$(13,206)	$6,130	$(23,138)	$6,130

EVgo Inc. and Subsidiaries

Selected Data from Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash flows used in operating activities	$(57,337)	$(17,797)
Cash flows used in investing activities	(133,322)	(62,441)
Cash flows provided by financing activities	6,458	593,452
Net (decrease) increase in cash and restricted cash	$(184,201)	$513,214

For investors:
investors@evgo.com

For Media:
press@evgo.com

Source: EVgo Inc.